Exhibit 10.14

SINDA LTD.
CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2026 (the “Effective Date”) between Sinda Ltd., a Delaware corporation (the “Company”), and Jaime Cortés Alvarez (“Consultant”).

WHEREAS, Consultant has been providing consulting services to the Company since November 2025 (the “Existing Engagement”);

WHEREAS, the Company desires to engage Consultant to provide the “Services” (as defined below) to the Company, and Consultant desires to be engaged by the Company and provide the Services, in each case pursuant to the terms and conditions of this Agreement;

WHEREAS, the Existing Agreement will automatically terminate as of the Effective Date; and

WHEREAS, the Company, through its Mexican subsidiary, SNDA Exploración, S. de R.L. de C.V. (“Sinda Mexico”) intends to develop a silver and gold mine and processing facility on its concession area located near San Miguel de Allende, Guanajuato, Mexico (the “Facility”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant hereby agree as follows:

1.            ENGAGEMENT

(a)        The Company engages Consultant to provide, and Consultant shall provide, the services set out in Schedule A hereto (the “Services”) in accordance with the terms, and conditions set forth in this Agreement. Consultant covenants and agrees that Consultant will be solely responsible for providing the Services and will not cause or permit any other person to provide the Services.

(b)       During the “Term” (as defined below), Consultant shall have such duties, responsibilities and authority as are normally associated with Consultant’s position set out in Schedule A hereto, together with such additional duties agreed between the Company and Consultant, as proposed from time to time by the Executive Chairman (the “Executive Chairman”) of the Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer (the “CEO”).  In providing the Services, Consultant shall report to the Executive Chairman and/or the CEO.

(c)         Consultant shall perform the Services faithfully and to the best of Consultant’s ability, and in compliance with all of the Company’s policies, as such policies may be amended from time to time in the sole discretion of the Company.  Consultant shall devote such business time and resources to the performance of the Services during the Term as is reasonably requested by the Company and as is consistent with industry practice for services of this nature. Consultant may provide services to other persons or entities during the Term, provided that such services do not interfere with Consultant’s performance of the Services or the Consultant’s obligations under this Agreement.

(d)         Consultant shall primarily provide the Services from Consultant’s residence, although Consultant understands and agrees that Consultant will be expected to make regular site visits to the Facility and to the offices of Sinda Mexico located in San Miguel de Allende, Guanajuato, Mexico, and may be required to travel to other locations for business purposes as the Company may reasonably require. All pre-approved travel expenses shall be reimbursed in accordance with Schedule B hereto.

2.            INDEPENDENT CONTRACTOR

Consultant shall at all times be an independent contractor.  Consultant is not an employee of the Company or its “Subsidiaries” (as defined below) or affiliates.  Nothing in this agreement shall be construed to imply that Consultant is an employee of the Company, or that this Agreement creates, in any manner, a partnership, joint venture or other arrangement between Consultant and the Company.

3.           REMUNERATION, EXPENSES AND OTHER PAYMENT

(a)         The Company shall pay to Consultant, in full payment and reimbursement for providing the Services and for expenses incurred in connection therewith, the amounts in the manner and at the times set out in Schedule B hereto, and Consultant shall accept the same as full payment and reimbursement.

(b)         Where this Agreement provides for reimbursement of expenses incurred by Consultant, Consultant shall (a) maintain complete and accurate records, including invoices, receipts and vouchers, in respect of any such expenses; and (b) duly substantiate such expenses and demonstrate their direct connection with the provision of the Services.

(c)       The Company may at any time set off any amounts owing to it by Consultant against any and all amounts payable by the Company to Consultant including, but not limited to, amounts payable under this Agreement.

4.           TERM

The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”).

5.           TERMINATION

This Agreement and Services provided hereunder will terminate at the earliest to occur of the following: (i) the date on which the Company provides notice to Consultant of Consultant’s termination for “Disability” (as defined below); (ii) the date of Consultant’s death; (iii) if the Services are terminated by the Company for “Cause” (as defined below) or by Consultant with “Good Reason” (as defined below), the date any applicable cure period expires without the event being cured and, if there is no applicable cure period, the date on which the Company or Consultant, as applicable, provides notice to the other party of such termination; (iv) the date which is thirty (30) days following the date on which the Company provides notice to Consultant of termination without Cause (or such shorter period as the Company may determine in its sole discretion, subject to applicable law); or (v) the date which is thirty (30) days following the date on which Consultant provides notice to the Company of Consultant’s termination of the Services without Good Reason.  If the Company or Consultant gives notice to terminate the Services, the Company may in the notice period, in its absolute discretion and subject to the Company continuing to pay or provide, as applicable, all Fees hereunder, require Consultant (i) to perform only such Services as it may request of Consultant; (ii) to refrain from having any contact with suppliers or employees of the Company; and (iii) to refrain from attending any premises of the Company.  Consultant agrees that during the notice period the Company may appoint another person to perform Consultant’s responsibilities jointly and require Consultant to provide such transitional services as may be reasonably required and that such action shall not constitute grounds for Consultant to resign for Good Reason.

(a)        For Cause Termination or Voluntary Resignation by Consultant Without Good Reason.  If the Services are terminated by the Company for Cause or if Consultant terminates the Services without Good Reason, Consultant shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Retainer Fee (payable as provided in Schedule B hereto); (ii) reimbursement for any business expenses properly incurred by Consultant prior to the date of termination of the Services in accordance with Schedule B hereto; (iii) any accrued Additional Fee to which Consultant may be entitled under Schedule B hereto; and (iv) with respect to termination of the Services without Good Reason, an amount in cash equal to any earned Annual Incentive Fee payable to Consultant in respect of any previously completed calendar year in accordance with Schedule B hereto but unpaid as of the date of termination, payable on the same date on which annual bonuses are paid to executives of the Company generally in respect of such year (collectively, the “Accrued Fees”).  For the avoidance of doubt, any “Equity Awards” (as defined in Schedule B) shall be treated as provided in the Company’s 2020 Amended and Restated Long Term Incentive Plan (as may be amended or amended and restated from time to time) or any successor plan thereto (the “Equity Plan”) and award agreement governing such awards.

(b)       Termination by the Company without Cause or by Consultant for Good Reason and not in Connection with a Change of Control; or Disability.  In the event that the Services are terminated by the Company without Cause or Consultant terminates the Services for Good Reason, in each case, at any time other than during the “CIC Protective Period” (as defined below) or as a result of Consultant’s Disability, then Consultant will be entitled to receive the Accrued Benefits, and if (x) Consultant timely executes a release of claims in a form provided by the Company (the “Release”), and the applicable revocation period with respect to the Release expires following the date of termination and (y) Consultant  does not breach the restrictive covenants set forth in Section 5 hereof, then Consultant will receive the following:

(i)        a lump sum cash payment equal to (x) the “Non-CIC Severance Multiple” (as defined below) multiplied by (y) the sum of (A) Retainer Fee and (B) Target Incentive, in each case, as then in effect on the date of Consultant’s separation from service, which shall be paid within ten (10) business days following the date the Release becomes effective and irrevocable;

(ii)        a lump sum cash payment equal to twelve (12) months of Additional Monthly Fees, which shall be paid within ten (10) business days following the date the Release becomes effective and irrevocable; and

(iii)       the following treatment with respect to any then-outstanding and unvested Equity Awards held by Consultant: (A) vesting of any time-based Equity Awards (or portions thereof) that is scheduled to vest during the twelve (12)-month period immediately following the date of Consultant’s separation from service and (B) any performance-based Equity Awards shall be treated in accordance with the applicable award agreement governing such awards.

(c)         Termination by the Company without Cause or by Consultant for Good Reason in Connection with a Change of Control.  If, during the six (6)-month period immediately prior to (or otherwise in connection with or in anticipation of a “Change of Control” (as defined below)), on or during the twenty-four (24)-month period immediately following, a Change of Control (such period, the “CIC Protective Period”), then Consultant will be entitled to receive the Accrued Benefits, and if (x) Consultant timely executes the Release and (y) Consultant  does not breach the restrictive covenants set forth in Section 5 hereof, then Consultant will receive the following severance benefits from the Company in lieu of the benefits described in Section 5(b) above:

(i)          a lump sum cash payment equal to (x) the “CIC Severance Multiple” (as defined below) multiplied by (y) the sum of (A) Retainer Fee and (B) Target Incentive, in each case, as then in effect on the date of Consultant’s separation from service, which shall be paid within ten (10) business days following the date the Release becomes effective and irrevocable;

(ii)        a pro-rated Target Incentive for the year in which Consultant Services are terminated hereunder (with the pro-ration determined based on the number of days Consultant provided the Services hereunder during the year of termination) (the “Pro-Rated Target Incentive”), payable within ten (10) business days following the date the Release becomes effective and irrevocable;

(iii)       a lump sum cash payment equal to eighteen (18) months of Additional Monthly Fees, which shall be paid within ten (10) business days following the date the Release becomes effective and irrevocable; and

(iv)       the following treatment with respect to any then-outstanding and unvested Equity Awards held by Consultant: (A) all unvested time-based Equity Awards held by Consultant will immediately vest and (B) any performance-based Equity Awards shall be treated in accordance with the applicable award agreement governing such awards.

(d)
Termination due to Death.  In the event that the Services terminates as a result of Consultant’s Death, then Consultant’s estate will be entitled to receive the Accrued Benefits and the Pro-Rated Target Incentive (payable within thirty (30) days of Consultant’s death).

(e)
Definitions. For purposes of this Agreement:

“Cause” shall mean and be limited to the following (in each case, other than due to death or Disability): (i) Consultant materially breaches this Agreement or any other material agreement between Consultant and the Company or any of its affiliates or a material breach of any confidentiality, non-solicitation, non-competition, non-disparagement or other restrictive covenant by which Consultant is bound; (ii) Consultant commits an act or omission constituting gross negligence, willful misconduct, dishonesty, embezzlement or fraud in the performance of the Services for the Company or other materially dishonest or unlawful conduct that would be reasonably expected to impair or injure the reputation of the Company or any of its affiliates; (iii) Consultant’s conviction of, or entry by Consultant of a plea of guilty or no contest to, any felony, or crime involving fraud, dishonesty, or moral turpitude, or crime relating to the “Company Group” (as defined below); (iv) Consultant has materially violated the Company’s written policies or codes of conduct, rules or regulations, including policies related to workplace violence and abusive conduct, discrimination, harassment (sexual or otherwise), retaliation and the performance of illegal or unethical activities; or (v) Consultant’s use or abuse of any substance has materially adversely affected Consultant’s performance of the Services or the Company’s business or reputation.

“Change of Control” means consummation of (i) any merger or consolidation of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the aggregate voting power represented by the issued and outstanding voting securities in the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions in which a person or group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended, or any successor provisions thereto acquires greater than a majority of the aggregate ordinary voting power represented by the issued and outstanding voting securities of the Company; or (iii) a sale or other disposition of all or substantially all of the assets of the Company; provided that in no event will a Change of Control include any of the following transactions: (A) any consolidation, merger or similar transaction effected exclusively to change the domicile of the Company; (B) any transaction or series of transactions in which voting securities of the Company are issued principally for bona fide financing purposes or any indebtedness or equity securities of the Company are canceled or converted or a combination thereof, including, without limitation, an initial public offering or other offering of the Company’s capital stock; (C) any acquisition of such voting power by an individual or entity that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the Company; or (D) any transaction where a majority of the aggregate voting power represented by the issued and outstanding voting securities of the Company, the surviving parent entity or the entity to which all or substantially all of the Company’s assets are transferred in the transaction or series of transactions is Controlled directly or indirectly by one or more Kaplan Parties.  The transfer of equity interests or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change of Control” for purposes of this Agreement.

“CIC Severance Multiple” means 2.0.

“Confidential Information” means any information or data, in whatever form (tangible or intangible), related to the Company’s or its affiliates’ or Subsidiaries’ business that Consultant acquires or gains access to in the course of Consultant’s provision of the Services to the Company that the Company or applicable affiliate or Subsidiary has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company through proper means.  By way of example and not limitation, Confidential Information is understood to include: (i) geological, geophysical, geochemical, metallurgical, environmental, and hydrogeological data, including drill results, assays, sampling data, core logs, maps, models, interpretations, and technical reports (whether preliminary or final); (ii) information relating to mineral properties, exploration targets, mineral resources or reserves, mine planning, development strategies, production processes, and operational methods; (iii) business, financial, and commercial information, including budgets, forecasts, financing plans, capital structure, valuations, acquisition or divestiture opportunities, joint venture terms, royalty arrangements, and marketing strategies; (iv) information relating to permitting, regulatory filings, environmental compliance, land tenure, surface or mineral rights, Indigenous or community relations, and negotiations with governments or regulatory authorities; (v) information relating to the Company’s affiliates, officers, directors, employees, consultants, and contractors, suppliers, including compensation arrangements and organizational information; (vi) trade secrets, proprietary know-how, methodologies, software, technical processes, and data compilations developed or used by the Company; and (vii) any other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which such information is known or used.  Something is not acquired through proper means if acquired through theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy by contract or otherwise, or espionage through electronic or other means.

“Control” (including its correlative meanings, the terms “Controlling,” “Controlled by” and “under Common Control with”) means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the beneficial ownership of voting securities, by contract or otherwise.

“Disability” means, as determined by the Company in good faith, Consultant is unable, due to physical or mental incapacity, to perform the Services for a period of either (A) 90 consecutive days or (B) 180 days in any 365 day period or as determined pursuant to the terms of the long-term disability plan maintained by the Company.

“Good Reason” means the occurrence, without the express prior written consent of Consultant, of any of the following circumstances: (i) any material reduction in the Retainer Fee; (ii)  the relocation of Consultant’s principal office at the Company to a location outside a fifty (50)-kilometers or thirty (30)-mile radius from Consultant’s present principal office location with the Company and Consultant is required to report to such new location on a regular basis; (iii) Consultant is assigned duties or responsibilities that are materially and significantly reduced with respect to the scope or nature of Consultant’s duties and/or responsibilities immediately prior to such assignment; or (iv) any material breach by the Company of this Agreement.  Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Consultant provides notice to the Company of the existence of the condition giving rise to Good Reason within thirty (30) days following Consultant’s knowledge of its existence, (2) the Company fails to cure such condition within thirty (30) days following the date of such notice and (3) Consultant terminates the Services within fifteen (15) days of the earlier to occur of (x) the lapse of the cure period and (y) receipt of written notice of the Company’s intent not to cure.

“Kaplan Party” means (i) Thomas S. Kaplan or Daphne Recanati Kaplan; (ii) any spouse, parent, sibling or descendant (including by adoption) of either of the persons referred to in clause (i) above; (iii) any trust created for the benefit of any of the persons described in clauses (i) or (ii) above or any trust for the benefit of such trust; or (iv) any person Controlled by one or more of the persons referred to in clauses (i), (ii) or (iii) above.

“Look Back Period” means the last two (2) years of Consultant’s provision of the Services or such shorter period of time as Consultant was actually engaged to provide the Services to the Company or its Subsidiaries.

“Non-CIC Severance Multiple” means 1.0.

“Subsidiary” means a corporation that is a subsidiary corporation with respect to the Company within the meaning of Section 424(f) of the Code.

“Territory” means: those states and counties in which the Company is engaged in mining, milling or refining operations (or actively planning to engage in mining, milling or refining operations in the near term) (including state and state-equivalents and county and county-equivalents therein) at the time the Services provided hereunder end and/or about which Consultant was provided access to Confidential Information during the Look Back Period.

Capitalized terms used in this Agreement and defined in Schedule B hereto shall have the meanings ascribed to them therein. Terms defined in this Agreement and used in Schedule B shall have the meanings ascribed to them herein.

(f)         Resignation as Officer or Director. Upon termination of the Services provided hereunder for any reason, unless requested otherwise by the Company, Consultant shall resign each position (if any) that Consultant then holds as an officer or director of the Company or any of its Subsidiaries.  Consultant’s execution of this Agreement shall be deemed the grant by Consultant to the officers of the Company of a limited power of attorney to sign in Consultant’s name and on Consultant’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

6.         CONSULTANT COVENANTS. Consultant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, referral sources, vendors, suppliers, investors and equity and financing sources, goodwill, and confidential and proprietary business information and trade secrets, which the Company and its subsidiaries and affiliates have the right to protect in order to safeguard their legitimate business interests.  Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s or its Subsidiaries’ or affiliates’ Confidential Information would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom.  Consultant also acknowledges and recognizes that an important purpose of this Agreement is to align the interests of Consultant with those of the Company’s stockholders and to ensure that Consultant does not engage in activity detrimental to the interests of the Company’s stockholders if Consultant is going to be allowed the opportunity to participate in the financial rewards that result from this Agreement.  In addition, Consultant acknowledges that an ancillary purpose consistent with protecting the interests of the stockholders arises with respect to Consultant because during the period of Consultant’s provision of the Services to the Company or any Subsidiary or affiliate, Consultant shall have access to the Company’s or its Subsidiaries’ or affiliates’ Confidential Information and will meet and develop such relationships and goodwill.  Consultant accordingly agrees to comply with the provisions of this Section 6 as a condition of the provision of the Services to the Company and the compensation and benefits provided for in this Agreement.  Consultant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of unfair competition provided for in this Section 6 is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s stockholders.  Nothing contained in this Section 6 shall limit any common law, statutory or provincial obligation that Consultant may have to the Company or any Subsidiary or affiliate.  For purposes of this Section 6, the “Company Group” refers to the Company and any incorporated or unincorporated parent entity or Subsidiary, including any entity which engages Consultant for the Services as a result of any reorganization or restructuring of the Company for any reason.  The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Services (which termination shall not be considered a termination for any purposes of this Agreement or otherwise) in connection with an invitation from a parent or Subsidiary of the Company to engage Consultant for the Services with such parent or Subsidiary in which case the terms and conditions hereof shall apply to Consultant’s consulting relationship with such entity mutatis mutandis.

(a)        Avoidance of Competition and Other Detrimental Acts During the Services.  Consultant agrees that during the period of Consultant’s provision of the Services to the Company or other member of the Company Group, Consultant will comply with each of the following restrictions and obligations:

(i)          Consultant will comply at all times with Consultant’s duty of loyalty to the Company Group as a consultant of the Company placed in a position of special trust and confidence.  This duty shall be understood to include, but not be limited to, (1) an obligation not to engage or participate in the business of a “Competing Business” (as defined below in Section 6(b)), or become employed with a Competing Business as an employee, owner, member, partner, consultant, director, or otherwise, without the express written consent of the Company or applicable member of the Company Group, provided that nothing herein prohibits the passive ownership of up to five percent (5%) of the issued and outstanding shares of any corporation or entity publicly traded on a national securities exchange, so long as Consultant has no active participation in the business of such corporation or entity, (2) an obligation not to interfere with or otherwise knowingly cause harm to the Company Group’s ongoing or prospective business relationship with a Company Group employee, consultant, or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company Group or that the Company Group has a reasonable expectation of doing business with, and (3) an obligation to inform the Company Group of business opportunities that fall within the Company Group’s line of business and not pursue them for personal gain separate from the Company Group without the Company’s or applicable member of the Company Group’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company Group policies; and

(ii)        Consultant will not knowingly participate in or pursue activities that harm the value of the Company Group’s Intellectual Property and will honor all agreements with the Company Group concerning the ownership and protection of Intellectual Property.

(b)          Non-competition.  Consultant agrees that during the period of Consultant’s provision of the Services to the Company or other member of the Company Group and for the one (1) year period immediately following the termination of the Services for any reason or for no reason (the “Restricted Period”), Consultant shall not directly or indirectly, serve in an executive or management level role with, or provide business, strategic, sales, financial, operational or technical advice or services, to any business that is a Competing Business.  For purposes of this Section 6, “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) engaged in the business of mining, milling, refining and selling silver (the “Business”) in the Territory.  Notwithstanding the foregoing, this Section 6(b) shall not apply to the performance of services for any enterprise to the extent such services are restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions are not engaged in the Business, and Consultant does not have any discussions with, or participate in, the governance, strategy, development, management or operations of such business segments that engage in the Business.

(c)        Solicitation of Employees, Customers, Referral Sources, Vendors, Etc. Consultant agrees that during the Restricted Period, Consultant shall not, directly or indirectly, jointly or individually, on Consultant’s own behalf or on behalf of or in assistance to any individual, person or entity:

(i)         (x) solicit, or attempt to solicit, any “Covered Employee” (as defined below) for employment or service with any entity other than those entities comprising the Company Group; or (y) recruit or facilitate the hire, or attempt to recruit or facilitate the hire, of any Covered Employee or otherwise induce or encourage any Covered Employee to terminate or sever his, her, or its employment or other relationship with the Company Group or any of its successors or assigns; or

(ii)          (x) solicit business from any “Covered Person” (as defined below) in connection with, on behalf of or for the benefit of a Competing Business; or (y) otherwise induce or encourage any Covered Person to terminate, change, or reduce his, her, or its relationship with the Company Group or any of its successors or assigns for any reason.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 6(c).  For purposes of this Section 6(c), “Covered Employee” shall mean any officer, director, employee, or agent who is employed by the Company Group or any of its successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the termination of the Services provided hereunder and with whom Consultant had contact or about whom Consultant learned Confidential Information; provided, however, that any such individual who has ceased to be employed by or engaged with the Company Group for a period of at least six (6) months shall no longer be deemed a Covered Employee.  “Covered Person” shall mean any: (i) customers of the Company Group or any of its successors or assigns with whom or which Consultant had actual contact, or whose accounts Consultant managed or worked on, or for whom or which Consultant used or developed Confidential Information; and (ii) referral sources, vendors, suppliers, investors, equity or financing sources, or consultants of the Company Group or any of its successors or assigns.

(d)        Non-Disparagement. Consultant agrees that during the period of Consultant’s provision of the Services to the Company or other member of the Company Group, and any time thereafter, Consultant will not make or issue, or procure any third-party to make or issue, any written or oral statement or press release to any third party (including, but not limited to, any current or former officer, director, manager, member, employee or other service provider of the Company Group) that is disparaging of, or defamatory, libelous or slanderous of the Company Group.  The obligations of Consultant under this Section 6(d) shall not apply to “Protected Conduct” (as defined below in Section 6(e)(vi)(B)).

(e)          Confidentiality.

(i)          All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, or compilations of such data or information, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company Group shall belong to the Company or applicable member of the Company Group and shall be given up to the Company or applicable member of the Company Group whenever the Company or applicable member of the Company Group requires Consultant to do so, other than documents pertaining to Consultant’s individual compensation (such as pay stubs and benefit plan booklets).  Subject to Section 6(e)(vi), Consultant agrees that Consultant shall not at any time during the term of Consultant’s provision of the Services to the Company or other member of the Company Group, or at any time thereafter, without the Board’s prior written consent, disclose to any individual, person or entity any Confidential Information, nor will Consultant use, store, transmit, upload, copy, or download any Confidential Information, except as necessary in the performance of the Services for the Company or other member of the Company Group.

(ii)       Consultant hereby confirms that all Confidential Information constitutes the Company’s or applicable member of the Company Group’s exclusive property, and that all of the restrictions on Consultant’s activities contained in this Agreement and such other nondisclosure policies of the Company Group are required for the Company Group’s reasonable protection.  Confidential Information shall not include any information that is (A) publicly available or has otherwise been disclosed to the public not in violation of this Agreement, (B) already known by Consultant without any obligation of confidentiality to any member of the Company Group or a third party, (C) independently developed by Consultant without any reference to, or use of, Confidential Information, or (D) subsequently disclosed to Consultant by a third party who is legally entitled to disclose Confidential Information and such disclosure does not violate any obligation of confidentiality to any member of the Company Group.  This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with any member of the Company Group.  Notwithstanding the foregoing, the restrictions provided for in this Section 6(e) shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in Consultant’s trade or profession that is not specific to the particular business matters of the Company Group (such as its business transactions, customers, clients, or employees).

(iii)      Consultant agrees, promptly upon the request of the Company or applicable member of the Company Group, and in any event promptly upon the termination of Consultant’s provision of the Services to the Company or other member of the Company Group, at the Company’s or applicable member of the Company Group’s request, to return to the Company or applicable member of the Company Group or, at the direction of the Company or applicable member of the Company Group, destroy, and certify as to such destruction, all of the Company’s or applicable member of the Company Group’s material and Confidential Information and “Inventions” (as defined below in Section 6(e)(iv)) (including, but not limited to, writings, correspondence, e-mails, notes, drafts, records, invoices, technical and business policies and computer programs, files and disks) and reproductions thereof in Consultant’s possession or control, including, without limitation, any copies of such material that may reside on any cloud account or offline storage device under Consultant’s control, any computer Consultant owns or otherwise controls or on any computer server used to provide an e-mail mail box to which Consultant has access pursuant to any Internet or electronic mail service to which Consultant subscribes.

(iv)       Consultant shall promptly upon request of the Company or another member of the Company Group disclose to the Company in writing any and all work product, artistic works, formulas, designs, methods, processes, computer software programs (whether in source code, object code or other form, and including all related documentation), algorithms, models, patterns, techniques, databases and data collections (including data residing therein), Confidential Information, and any and all Intellectual Property relating to the business of the Company Group which are created, authored, composed, invented, discovered, performed, perfected, or first reduced to practice by Consultant (either solely or jointly with others) during Consultant’s provision of the Services to a member of the Company Group (“Inventions”).  Consultant’s obligation relative to the disclosure to the Company or applicable member of the Company Group of such Inventions anticipated in this Section 6(e) shall continue beyond the termination of Services provided hereunder and Consultant shall, at the Company’s or applicable member of the Company Group’s expense, give the Company or applicable member of the Company Group all assistance it reasonably requires to perfect, protect and use its right to the Inventions.  “Intellectual Property” means, in any jurisdiction throughout the world, any and all (A) copyrightable works of authorship, (B) trademarks, service marks, logos and domain names, and all goodwill associated therewith, (C) trade secrets, (D) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, and (E) all rights in software, including all database rights.

(v)        Attached as Schedule C is a list of any work product, artistic works, works of authorship, formulas, designs, methods, processes, computer software programs (whether in source code, object code or other form, and including all related documentation), algorithms, models, patterns, techniques, databases and data collections (including data residing therein), and any and all Intellectual Property that Consultant has created, authored, composed, invented, discovered, performed, perfected, or first reduced to practice prior to the date of Consultant’s provision of the Services to any member of the Company Group and which relate to the business of the Company Group (“Prior Inventions”) and which are not assigned to a member of the Company Group by this Agreement.  If there is no such Schedule C attached or if there is nothing listed on it, Consultant represents that there are no such Prior Inventions.  Consultant agrees not to incorporate Prior Inventions into any product or system or other part of the Company Group’s operations, and to the extent any such Prior Invention becomes so incorporated, Consultant hereby grants to the Company a non-exclusive, fully paid-up, irrevocable, transferable, worldwide license to use and have used (including in manufacture, development, research, sale, offer for sale, importation, export and distribution of) such Prior Invention in any product or system or other aspect of the Company Group’s operations into which such Prior Invention becomes incorporated during the time of Consultant’s provision of Services and for any and all improvements of such product, system or other operation.

(vi)        Permitted Disclosures.

A.          DTSA Notice: Pursuant to 18 U.S.C. § 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (1) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Consultant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Consultant files a lawsuit for retaliation by a member of the Company or any Subsidiary or affiliate for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, provided Consultant (y) files any document containing the trade secret under seal, and (z) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

B.         Protected Conduct: Nothing in this Agreement (including Sections 6(d) or 6(e)) or any other agreement Consultant may have with any member of the Company Group shall prohibit or restrict Consultant from (1) voluntarily communicating with an attorney retained by Consultant; (2) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company or applicable Subsidiary or affiliate, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency; (3) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (4) disclosing any information (including confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company or applicable member of the Company Group prior to any such disclosure to the extent legally permitted); (5) filing or disclosing any facts necessary to receive any public benefits to which Consultant is entitled; or (6) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or any member of the Company Group (collectively referred to as “Protected Conduct”).  Further, nothing requires notice to or approval from the Company or applicable member of the Company Group before engaging in such Protected Conduct.

(f)          Enforcement.

(i)         Consultant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company Group.

(ii)       Consultant acknowledges that a breach of Consultant’s obligations under this Section 6 may result in irreparable and continuing damage to the Company Group for which there is no adequate remedy at law.

(iii)      Consultant acknowledges that Consultant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent Consultant from earning a living and will not cause any undue hardship upon Consultant.  Further, Consultant acknowledges that the compensation and benefits Consultant receives under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 6 immediately binding and enforceable against them.

(iv)        In the event of the violation by Consultant of any of the covenants contained in this Section 6 the terms of each such covenant so violated shall be automatically extended from the date on which Consultant permanently ceases such violation for a period equal to the period in which Consultant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later; provided, however, this extension of time shall be capped, except as to violations of Section 6(d) hereof, so that the extension of time does not exceed two (2) years from the date the Services ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.

(v)         Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by Consultant to the Company and/or any member of the Company Group.  Further, should Consultant be subject to an agreement with any member of the Company Group containing confidentiality, non-solicitation, and/or non-competition provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such other agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect.  The existence of any claim or cause of action by Consultant against the Company and/or any other member of the Company Group, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or the applicable member of the Company Group of any restrictive covenant contained in this Agreement.

(g)          Remedies.

(i)          It is intended that, in view of the nature of the Company Group’s business, the restrictions contained in this Section 6 are considered reasonable and necessary to protect the Company Group’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company Group.  In the event of a material breach (a “Covenant Breach”) or threatened Covenant Breach by Consultant of any provision contained this Section 6, Consultant agrees that the Company or other applicable member of the Company Group may (i) cease or withhold payment to Consultant of any severance payments described in Section 5, for which Consultant otherwise qualifies under such Section 5, and (ii) seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction in aid of arbitration, to prevent or otherwise restrain a breach of this Agreement, without the necessity of proving damages, posting a bond or other security.  The existence of any claim or cause of action of Consultant against the Company or any other member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or other applicable member of the Company Group of said covenants.  Nothing contained herein shall be construed as prohibiting the Company or other applicable member of the Company Group from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement.

(ii)          In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, the prevailing party shall recover from the other party all reasonable attorneys’ fees and costs incurred by such prevailing party in connection therewith.

(h)         Company Inventions.  Consultant acknowledges and agrees that, as between Consultant and the Company, all “Works” (as defined below) conceived, created, or reduced to practice by Consultant, alone or jointly with others, during Consultant’s provision of the Services shall to the fullest extent permissible by law be solely and exclusively owned by the Company or other applicable member of the Company Group.  For clarity, all Works that are protectable by copyright shall be deemed a “work made for hire” under the U.S. Copyright Act, as amended, and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and all right, title and interest there in will vest in the Company or other applicable member of the Company Group from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Consultant or the Company or other applicable member of the Company Group.  If any such Works or portions thereof shall not be legally qualified as a work made for hire in the United States, or shall subsequently be held to not be a work made for hire by operation of law or do not already vest in the Company or other applicable member of the Company Group by virtue of its engagement of Consultant as a consultant, Consultant hereby, as of the date such Work was created, irrevocably assigns, transfers and conveys to the Company all of Consultant’s right, title and interest throughout the world, in and to such Works.  In addition to the foregoing assignment of Works to Company, Consultant hereby, as of the date such Work was created, irrevocably assigns, transfers and conveys to the Company any and all moral rights and rights of attribution that Consultant may have in or with respect to such Works and forever waives and agrees never to assert any and all moral rights and rights of attributions Consultant may have with respect to any Works, even after termination of Services provided hereunder.  If Consultant has any rights to any Works that cannot be assigned or waived, Consultant hereby, as of the date such Work was created, grants to Company an irrevocable, perpetual, fully paid-up, royalty-free, exclusive, transferable, sublicensable, worldwide and unlimited license with respect to any such rights.  Consultant will not engage in any unauthorized publication or use of such Works, nor will Consultant use same to compete with or otherwise cause damage to the business interests of the Company Group.  “Works” means all Inventions and all Intellectual Property associated therewith that (A) are developed by Consultant using equipment, supplies, facilities or trade secrets of a member of the Company Group, (B) result from work performed by Consultant for a member of the Company Group, or (C) relate to the business of the Company Group or actual or demonstrably anticipated research and development of a member of the Company Group.  Consultant acknowledges and agrees that there may be future rights that the Company or a member of the Company Group may otherwise become entitled to with respect to the Works that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the world exploiting current or future technology yet to be developed, and Consultant specifically intends the assignment of rights to the Company set forth herein to include all such now known or unknown uses, media and forms of exploitation throughout the world.

7.           COMPLIANCE WITH APPLICABLE LAW AND POLICIES

Consultant will comply with all “Applicable Laws” (as defined below) generally applicable to the Company or any of its Subsidiaries or affiliates and their respective consultants, employees, directors and officers.  In addition, Consultant shall perform all the Services in accordance with Applicable Laws and the Company’s policies, procedures and rules as such are amended from time to time.  “Applicable Laws” means collectively all federal, state and local laws, statutes, ordinances, codes, regulations, rules, requirements, guidelines, court rulings, orders or determinations of all governmental authorities applicable to the performance of the Services.

8.           SUB-CONTRACTING AND ASSIGNMENT

(a)         This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Consultant and Consultant’s heirs, executors, administrators and successors; provided that the Services provided by Consultant under this Agreement are of a personal nature, and rights and obligations of Consultant under this Agreement shall not be assignable or delegable, except for any death payments otherwise due Consultant, which shall be payable to the estate of Consultant.

(b)         The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Subsidiaries, affiliates or parent corporations; provided that such Subsidiary, affiliate or parent corporation directly or indirectly owns all or substantially all of the Company’s consolidated assets, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.          GENERAL

(a)        Notices.  Any notice under this Agreement shall be in writing and shall be deemed duly given if: (i) personally delivered; (ii) sent by registered mail, postage prepaid; or (iii) sent by email, in each case to the relevant party at the address or email address set out below, or to such other address or person as a party may designate by prior written notice to the other party. Any notice shall be deemed effective upon the earliest of: (a) one (1) business day following personal delivery; (b) the third (3rd) business day following deposit in the mail; or (c) confirmation of transmission in the case of email.

To the Company:
Sinda Ltd.
Antiguo Camino a Don Diego S/N
Fraccionamiento Mi Bendición, Interior 6
San Miguel de Allende, Guanajuato, Mexico 37898

Attention:	Luis Barreto, Chief Financial Officer

Email:	[***]

To Consultant:

At the address shown in the Company’s records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)
Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)
Entire Agreement. This Agreement (including any schedules or exhibits) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(d)
Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement.  A faxed or .pdf-ed signature shall operate the same as an original signature.

(e)
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto.  The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the delay in exercising or failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)
Taxes. Consultant understands and agrees that because Consultant is an independent contractor, the Company will make no deduction from payments to Consultant for federal or state withholdings, social security, unemployment, worker’s compensation or disability insurance and will make no payments for such items on Consultant’s behalf.  Consultant shall be solely responsible for payment to the proper authorities of any and all applicable taxes, social security and employment insurance premiums in respect of the remuneration paid hereunder.  The Company shall not be liable to Consultant for any damages, liabilities, penalties, interest or costs caused to Consultant for failure to make any required source deductions or payments that the Company would make in respect of payment or remuneration to employees. Consultant agrees to indemnify and save harmless the Company from any and all damages, penalties, interest, costs and liabilities of any nature arising as a result of the Company not making any required source deductions pursuant to any applicable federal, provincial, state or local laws and regulations on payments to Consultant.

(g)
Choice of Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware without giving effect to principles of conflicts of law of such state.

(h)
Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including, without limitation, the provisions of Sections 2, 5, 6 and 9 hereof.

(i)
Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)
Arm’s Length Negotiation; Non-Reliance; Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each having had the opportunity to be represented by legal counsel, and that each party is entering into this Agreement relying wholly on its own judgment and knowledge and not on any representations or statements made by or on behalf of the other party. Each provision of this Agreement shall be construed as though both parties participated equally in the drafting hereof, and no rule of construction that a document shall be construed against the drafting party shall apply to this Agreement.

(k)
Arbitration.  Except as otherwise set forth in Section 6 of this Agreement, the Company and Consultant mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Consultant’s provision of the Services to the Company or any Subsidiary or affiliate or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; provided, further, that notwithstanding anything to the contrary herein, Consultant may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable.  All Disputes shall be resolved exclusively by arbitration administered by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules then in effect (the “AAA Rules”).

(i)       Any arbitration proceeding brought under this Agreement shall be conducted in Boise, Idaho before one arbitrator selected in accordance with the AAA Rules.  The Company will pay for any administrative, hearing fees and/or filing fees charged by the arbitrator or AAA.  Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages.  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(ii)        Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(iii)      It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible.  Accordingly, the Company and Consultant agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential.  In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

(l)          Clawback. Notwithstanding anything herein to the contrary, any performance-based incentive compensation amounts paid or payable to Consultant shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time; (ii) to the extent that Consultant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act; or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

(m)      Further Assurances. Consultant shall, upon the reasonable request of the Company, execute and deliver such further documents and instruments and do such further acts as may be reasonably necessary to carry out the intent of this Agreement.

(n)        Injunctive Relief. Consultant acknowledges that any breach of this Agreement may cause irreparable harm to the Company for which monetary damages would be an inadequate remedy, and that the Company shall be entitled to seek injunctive or other equitable relief, including interim relief, to restrain any actual or anticipated breach, without prejudice to any other rights or remedies available to the Company.

10.         CONSULTANT REPRESENTATION AND ACCEPTANCE

By signing this Agreement, Consultant hereby represents that Consultant is not restricted by any agreement or arrangement from entering into this Agreement and performing the Services.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SINDA LTD.

By:	/s/ Luis Barreto
Name: Luis Barreto
Title: Chief Financial Officer

CONSULTANT

/s/ Jaime Cortés Alvarez
Jaime Cortés Alvarez

[Signature page to Consulting Agreement – Sinda Ltd. and Jaime Cortés Alvarez]

SCHEDULE A

SERVICES

Position: General Counsel, Secretary

Summary of Role:

The General Counsel and Secretary serves as the Company's chief legal officer and a key member of senior leadership, responsible for managing all legal affairs across the Company's global operations. The role spans corporate governance, SEC and NYSE compliance, mining and environmental regulation, M&A, capital markets, and anti-corruption, while advising the Board and executive team on legal risk and strategy. In a NYSE-listed mining company operating across multiple jurisdictions, the General Counsel and Secretary plays a critical role in balancing rigorous regulatory demands with the Company's commercial and operational objectives.

Services and Responsibilities:

Corporate Governance & Securities Compliance

•	Ensure compliance with NYSE listing standards, SEC reporting requirements, and applicable securities laws
•	Oversee preparation and filing of periodic reports (10-K, 10-Q, 8-K) and proxy statements
•	Advise the Board and senior management on corporate governance best practices and director duties
•	Manage insider trading policies, disclosure controls, and Regulation FD compliance

Legal Risk Management

•	Identify, assess, and mitigate legal and regulatory risks across all jurisdictions in which the Company operates
•	Oversee litigation, arbitration, and dispute resolution matters globally
•	Manage relationships with external counsel in multiple jurisdictions

Mining & Regulatory Affairs

•	Advise on compliance with mining laws, concession agreements, and environmental regulations across operating countries
•	Support permitting processes and regulatory negotiations with government authorities
•	Monitor changes in applicable mining, environmental, and foreign investment legislation

Mergers, Acquisitions & Commercial Transactions

•	Lead legal due diligence and documentation for M&A transactions, joint ventures, and asset acquisitions

•	Negotiate and draft material commercial agreements, including offtake, EPC, and financing contracts
•	Advise on cross-border structuring and foreign investment regulations

Anti-Corruption & Ethics

•	Oversee compliance with anti-corruption laws (FCPA) and internal ethics policies
•	Manage the Company's Code of Conduct and compliance training programs
•	Lead internal investigations and coordinate with regulators as needed

Finance & Capital Markets

•	Support equity and debt capital markets transactions, including IPOs, follow-on offerings, and bond issuances
•	Coordinate with underwriters, auditors, and regulators on transaction documentation
•	Advise on executive compensation arrangements and equity plan compliance

Intellectual Property & Data

•	Protect the Company's intellectual property, including proprietary exploration data and technology
•	Oversee data privacy compliance across jurisdictions

People & Organization

•	Build and manage the internal legal team across corporate and operating jurisdictions
•	Collaborate with HR on employment matters, executive contracts, and labor relations
•	Serve as a key advisor to the Executive Chairman and/or the CEO, the CFO, and Board committees (Audit, Compensation, Governance)

Community, ESG & Sustainability

•	Provide legal support for ESG commitments, sustainability reporting, and community agreements
•	Advise on human rights due diligence and supply chain compliance obligations
•	Support stakeholder engagement from a legal risk perspective

SCHEDULE B

REMUNERATION, EXPENSES AND OTHER PAYMENT

Retainer Fee

In consideration for the Services, the Company shall pay Consultant a consulting retainer fee in the amount of $400,000 per annum (the “Retainer Fee”).

The Retainer Fee shall be payable in monthly installments, in arrears, following the Company’s receipt of Consultant’s invoice therefor, and shall be pro-rated for any partial months of service.

Annual Incentive Fee

For each calendar year during the Term, Consultant shall be eligible for an additional performance-based cash incentive fee (the “Annual Incentive Fee”), with a target amount of 75% of the Retainer Fee (the “Target Incentive”). Any determination of the Annual Incentive Fee amount shall be made by the Company in its sole and absolute discretion, taking into account such factors as the Company may determine, which may include the Company’s performance and Consultant’s contributions thereto.  For the 2026 calendar year, the Annual Incentive Fee shall be calculated with reference to the total Retainer Fee paid to Consultant (plus any base fees paid to Consultant under the Existing Engagement) during the year.  The Annual Incentive Fee shall be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which it relates (such payment date being, the “Incentive Payment Date”), following the Company’s receipt of the Consultant’s invoice therefor.  In order for Consultant to be eligible to receive any Annual Incentive Fee, and except as otherwise provided in this Agreement, Consultant must remain continuously engaged hereunder through December 31st of the calendar year in which Annual Incentive Fee relates and not experience a termination of engagement by the Company for Cause prior to the Incentive Payment Date.

Annual Equity Incentive Awards

For each calendar year, Consultant will be eligible to receive equity incentive awards at a level commensurate with Consultant’s Services under this Agreement (as determined by the Board (or the applicable committee thereof)) (such annual equity incentive awards, together with any other grant of equity incentive award made to Consultant, the “Equity Awards”). Any Equity Awards will be granted pursuant to the Equity Plan.

IPO Equity Award

Immediately following the closing of the Company’s initial public offering (the “IPO”), Consultant will receive a grant of equity awards, which will consist of: (i) stock options to purchase a number of shares of Company common stock equal to $2,500,000 divided by the IPO price multiplied by 2.0 and (ii) restricted stock units (or restricted stock) covering a number of shares of Company common stock equal to $2,500,000 divided by the IPO price (in each case rounded up to the nearest whole share) (collectively, the “IPO Equity Awards”). The IPO Equity Awards shall be granted on the date of closing of the IPO, and subject to the terms of the Equity Plan and the applicable form of award agreement. The IPO Equity Awards will vest in equal tranches on each of the first four anniversaries of the grant date, subject to Consultant’s Continuous Service (as defined in the Equity Plan) with the Company or any Subsidiary on each such date. For the avoidance of doubt, the IPO Equity Award shall count toward and fully satisfy the annual equity incentive consideration contemplated under the foregoing paragraph (c) for the year in which the IPO occurs.

Additional Fees

The Company shall pay Consultant an additional fee of $4,600 per month (the “Additional Monthly Fees” and together with the Retainer Fee and the Annual Incentive Fee, the “Fees”), which shall be payable upon receipt of Consultant’s invoice, and shall be pro rated for any partial months.

Reimbursement of Expenses

The Company shall reimburse Consultant for any reasonable expenses reasonably and necessarily incurred by Consultant in furtherance of the Services hereunder, including travel, meals and accommodations, upon submission by Consultant of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

2

SCHEDULE C

PRIOR INVENTIONS

Please INITIAL ONE of the following:

☑ I represent and agree that I have no Prior Inventions.

☐ I have Prior Inventions (as defined in Section 6(e)(v) of the Agreement) to report, described in full below under “List of Prior Inventions”.  If my list and description of Prior Inventions requires additional space than provided below, I agree to send any such additional information via email to the Company as set forth in Section 9(a) of the Agreement within five (5) business days of executing this Agreement.

If you do not initial one of the blanks above, you represent and the Company will assume you do not have any Prior Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number or Brief Description

Signature of Consultant:	/s/ Jaime Cortés Alvarez

Print Name of Consultant:	Jaime Cortés Alvarez

Date:	June 23, 2026